EXHIBIT 16



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Ladies and Gentlemen:

                     Total Containment, Inc.

We have read Item 4 of Total Containment, Inc.'s Form 8-K dated
December 3, 1997 and are in agreement with the statements contained therein, except that we make no comment with respect to the last sentence of paragraph (iv)(A).

Yours very truly,


/s/ Price Waterhouse LLP

Philadelphia, PA
December 12, 1997